EX-28.d.i

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 12th day of March, 2013, between Advisers Investment Trust (the “Trust”), an Ohio business trust having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214 on behalf of the Funds listed on Schedule A, and Lion Global Investors Limited (the “Investment Adviser”), an investment adviser having its principal place of business at 65 Chulia Street, # 18-01 OCBC Centre, Singapore 049513.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Trust and may retain the Investment Adviser to serve in such capacity with respect to certain additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (each investment portfolio is individually referred to herein as a “Fund” and collectively as the “Funds”) and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Fund(s) for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A, which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.	Delivery of Documents. The Trust has furnished the Investment Adviser with copies, properly certified or authenticated, of each of the following with respect to the Funds:

(a)	the Trust’s Declaration of Trust, filed with the Secretary of State of Ohio on March 1, 2011, and any and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the “Commission”), and all amendments thereto;

(e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the 1940 Act as filed with the Commission and all amendments thereto; and

(f)	the most recent Prospectus, Summary Prospectus and Statement of Additional Information of each of the Funds (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

The Trust will furnish the Investment Adviser promptly from time to time with copies of all amendments of or supplements to the foregoing.

3.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will provide a continuous investment program for the Fund(s), including investment research and management with respect to all securities and investments and cash equivalents in the Fund(s). The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund(s). The Investment Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Trust’s Board of Trustees. The Investment Adviser further agrees that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to its other accounts for which it has investment responsibilities;

(b)	will conform with all applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c)

will place or cause to be placed orders for a Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation and to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rule 12b-1(h) under the 1940 Act, when the execution and price offered by two or more brokers or dealers effecting securities transactions on behalf of the Fund(s) are comparable, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research and/or brokerage services; however, a broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Investment Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Investment Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares. In no instance will portfolio securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, or any affiliated person of the Trust, the Trust’s principal underwriter, or the Investment Adviser, except to the extent permitted by the 1940 Act and the Commission;

(d)	will maintain all books and records with respect to the securities transactions of the Fund(s) and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may request; and

(e)	will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund(s), including a Fund’s portfolio holdings, and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

The Investment Adviser may, subject to the approval of the Trust’s Board of Trustees, appoint one or more sub-adviser(s) to provide the services contemplated hereunder; provided, however, that the Investment Adviser shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-adviser(s) and provided further, that the Investment Adviser shall be responsible, to the extent provided in Section 8 hereof for all acts of such sub-adviser(s) as if such acts were its own.

4.	Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long it has in place arrangements to manage conflicts of interest between itself, its other clients and the Trust.

5.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.

Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any, taxes, borrowing costs (such as dividend expenses on securities sold short and interest)) purchased for the Fund.

The Investment Adviser shall not be obligated under this Agreement to pay expenses of or for the Trust or any Fund not expressly assumed by the Investment Adviser in this Section 6 or as the Investment Adviser may voluntarily assume by separate written agreement. The Trust assumes and shall pay all expenses incidental to its organization, operations and business, including but not limited to: investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not interested persons of the Investment Adviser; compensation of each Fund’s custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to the Investment Adviser or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Ohio; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless such expenses are a direct result of actions taken by the Investment Adviser which has triggered the need for a shareholders’ meeting and then such expenses shall be borne by the Investment Adviser), notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of each Fund, including, but not limited to, all costs involved in the registration or qualification of shares of each Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to each Fund’s shareholders; and all fees, dues and other expenses incurred by the Trust in connection the membership of the Trust in any trade association or other investment company organization.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund(s) will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee as set forth on Schedule A hereto. The obligation of the Fund(s) to pay the above-described fee to the Investment Adviser will begin as of the date of the initial public sale of shares in the Fund(s) or the commencement of operations for the Fund(s), whichever shall occur first. The fee attributable to a Fund shall be the obligation of that particular Fund and not of any other Fund.

8.	Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.	Duration and Termination. This Agreement will become effective with respect to each Fund listed on Schedule A as of the date first written above (or, if a particular Fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the Commission), provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until no later than March 30, 2015. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser. This Agreement will immediately terminate in the event of its assignment.

10.	Investment Adviser’s Representations. The Investment Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

11.	Use of Name. The Trust and the Investment Adviser acknowledge that all rights to the name “Advisers Investment Trust” or any variation or trademark thereof belong to the Trust. The Trust and the Investment Adviser acknowledge that all rights to the name “Lion Global Investors or any variation or trademark thereof belong to the Investment Adviser and that the Trust is being granted a limited non-exclusive license to use “Lion Global Investors” in its name, in the name of any of the Funds or in the name of any class of shares. In the event that the Investment Adviser ceases to be an adviser to the Trust, the Trust’s right to the use of the name “Lion Global Investors” shall automatically cease following the termination of this Agreement, except as reasonably practicable to the extent continued use is necessary to complete regulatory filings or other activities related to termination of this Agreement. The right to “Lion Global” may also be withdrawn by the Investment Adviser during the term of this Agreement upon ninety (90) days written notice by the Investment Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, the Investment Adviser’s right to use the name “Lion Global Investors” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

12.

Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential

Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust to the Adviser, or collected or retained by the Investment Adviser in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. The Investment Adviser shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of the Investment Adviser except in connection with the performance of the Investment Adviser’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Investment Adviser represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Investment Adviser represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

13.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective unless agreed to in writing by both parties and until approved by the Board, including a majority of the trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

14.	Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio.

15.	Miscellaneous. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of Ohio, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund(s) by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust.

16.	Certain Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder and any applicable orders, exemptions and interpretations as may be issued by the Commission under said Act and may be then in effect.

17.	Notices. All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by mail or commercially reasonable delivery service or by facsimile or electronic mail addressed to the intended recipient thereof at its postal address or at such postal address, email address or facsimile number as a party may from time to time duly notify the other party in writing).

Any such notice, demand or communication shall be deemed to have been duly served (a) if delivered personally, upon written acknowledgement of receipt by the other party, (b) if sent by mail, fourteen (14) days after posting if evidence of posting is practicable, including but not limited to acknowledgement of posting by sender or otherwise evidenced by a commercially recognized third-party vendor, (c) if sent by facsimile, at the time of receipt by the sender of a successful “sent” transmission report; or (d) if sent by email, upon proof by the sender of the email delivery receipt.

The postal addresses, email addresses and facsimile numbers of the Parties for the purposes of this Agreement are:

The Trust:	Advisers Investment Trust (on behalf of the Lion Global Funds)

Address:	4041 N. High Street, Suite 402, Columbus, Ohio 43214

Facsimile no:	614-784-0211

Email address:	Attn – AIT President

dtantra@b-hill.com

The Investment Adviser: Lion Global Investors

Address:	65 Chulia Street, #18-01 OCBC Centre, Singapore 049513

Facsimile no:	+65 6417 6801

Email address:	ClientRelations@lionglobalinvestors.com

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Advisers Investment Trust

By:
Name:
Title:

Lion Global Investors Limited

By:
Name:
Title:

DATED: March 12, 2013

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

LION GLOBAL INVESTORS LIMITED

Name of Fund	Compensation*
Lion Global Investors AsiaPac Dividend Fund	Annual rate of 0.8000 % of the average daily net assets of the Fund.

Lion Global Investors Asian Credit High Yield Fund	Annual rate of 0.5000 % of the average daily net assets of the Fund.

Lion Global Investors Asian Local Currency Bond Fund	Annual rate of 0.5000 % of the average daily net assets of the Fund.

Advisers Investment Trust

By:
Name:
Title:

Lion Global Investors Limited

By:
Name:
Title:

*	All fees are computed daily and paid monthly.